As filed with the Securities and Exchange Commission on April 28, 2006

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

S3 Investment Company, Inc.

(Exact name of registrant as specified in its charter)

CALIFORNIA	33-0906297
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

S3 Investment Company, Inc.

43180 Business Park Dr., Suite 202

Temecula, California 92590

(Address of principal executive offices)  (Zip code)

COMPENSATION PLAN FOR EMPLOYEES, OFFICERS, DIRECTORS AND

CONSULTANTS

(Full title of plan)

James Bickel

S3 Investment Company, Inc.

43180 Business Park Drive, Suite 202

Temecula, California  92590

(Name and address of agent for service)

(951) 587-3618

(Telephone number, including area code of agent for service)

Copy to:

James Parsons

10900 NE 4th Street

Bellevue, WA

(425) 451-8036

CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum    Proposed Maximum

Title Of Securities    Amount To Be     Offering Price              Aggregate                        Amount of

To Be Registered       Registered(1)        Per Share (2)                 Offering Price                  Registration Fee

Common Stock           100,000,000          $.001                              $100,000.00                        $10.70

($0.001 Par Value)

(1) Represents 100,000,000 shares of Common Stock to be issued to employees and consultants as compensation for services rendered

(2) Estimated solely for the purpose of determining the amount of registration fees and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered by eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

James Bickel

S3 Investment Company, Inc.

43180 Business Park Drive, Suite 202

Temecula, California  92590

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by S3 Investment Company, a California corporation (the "Company"), are incorporated herein by reference:

(a)

The Company's latest Annual Report on Form 10-K for the year ended June 30, 2005, as filed with the Securities and Exchange Commission on October 14, 2005;

(b)

The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended June 30, 2005;

(c)

The description of the Company's common stock contained in its Form 10-K filed October 14, 2005 (File No. 001-31347), including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference.  Requests should be addressed to: James Bickel, S3 Investment Company, Inc., 43180 Business Park Drive, Suite 202, Temecula, California  92590.  Our telephone number is (951) 587- 3618.

The public may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330.  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

None

Item 6. Indemnification for Directors and Officers:

The Company's articles of incorporation, as amended, contain the following indemnification provision:  The corporation shall indemnify its officers, directors and stockholders from all liability of any type or sort whatever, as may exist as a direct or indirect result of their status or actions as such officer, director or stockholder, except as may arise due to the gross negligence or willful misconduct of any such person.  The Company may purchase indemnification insurance for officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

1tem 8. Exhibits:

The exhibits to this Registration Statement are listed in the index to Exhibits on Page 6.

Item 9. Undertakings:

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(I) and 1(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

 To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Temecula, California, on April 28, 2006.

S3 Investment Company, Inc. By:/s/ James Bickel James Bickel President and CEO

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date
/s/ James Bickel	Chief Executive Officer (Principal Executive Officer) and President	April 20, 2006
James Bickel

/s/Gary Nerison	Director	April 20, 2006
Gary Nerison

/s/ Douglas Perkins	Director	April 20, 2006
Douglas Perkins

/s/ Chris Bickel	Director	April 20, 2006
Chris Bickel

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Compensation Plan for Employees, Officers, Directors and Consultants
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)

EXHIBIT 5.1

Law Offices of

Lawrence W. Taggart

1521 Kimberly Woods Dr.

El Cajon, California  92020

Lawrence W. Taggart, ESQ.	Telephone: (619) 447-9784 Facsimile: (619) 447-9783
E-Mail: Mariahgrp2@worldnet.att.net

April 26, 2006

Board of Directors

S3 Investment Company

43180 Business Park Drive, Suite 202

Temecula, CA  92590

Re: Opinion re Securities

Ladies and Gentlemen:

Reference is made to that certain registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is to be filed by S3 Investment Company, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on or about April 28, 2006. I have been asked to opine on the nature of the securities being registered pursuant to the filing of Form S-8.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officers, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my investigation and examination of the documents and records described above, it is my unqualified opinion that the securities being registered which are to be sold or issued pursuant to the Registration Statement have duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued; fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  Notwithstanding the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Lawrence W. Taggart

Lawrence W. Taggart

EXHIBIT 23.1

Chisholm, Bierwolf & Nilson, LLC	533 West 2600 South Suite 25
Certified Public Accountants	Bountiful, Utah 84010
Phone: (801) 292-8756
Fax: (801) 292-8809

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

S3 Investment Company, Inc.

Temecula, California

We hereby consent to the incorporation by reference in this Registration Statement of S3 Investment Company, Inc., on Form S-8, of our audit report dated September 29, 2005, (which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern) of S3 Investment Company, Inc., for the year ended June 30, 2005, and to all references to our firm included in this Registration Statement.

/s/ Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson

Bountiful, Utah

April 27, 2006